QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant

Gainesville Bank & Trust, a Georgia banking corporation

United Bank & Trust, a Georgia banking corporation

Community Trust Bank, a Georgia banking corporation

Community Loan Company, a Georgia business corporation

HomeTown Bank of Villa Rica, a Georgia banking corporation

GB&T Bancshares, Inc. Statutory Trust I, a Connecticut trust

QuickLinks

  Exhibit 21.1
Subsidiaries of the Registrant